Exhibit 99.2

(BW)(SFX-BROADCASTING)(SFXBA) SFX Broadcasting to acquire third Albany FM station

      Business Editors

      NEW YORK--Aug. 23, 1996--SFX Broadcasting Inc. (NASDAQ:SFXBA) announced today that it has agreed to acquire radio station WYSR(FM) serving the Albany, N.Y. market from Jarad Broadcasting Co. of New York Inc. for $1.0 million.

      SFX had been selling advertising for the station pursuant to a joint selling agreement.

      In addition to this station, SFX owns WGNA (FM), WPYX(FM), WGNA-AM and WTRY-AM, all of which serve the Albany market.

      Commenting on the transaction, Robert F.X. Sillerman, executive chairman of SFX Broadcasting, said, "While we've been selling advertising for WYSR, it's great to now be acquiring the station. Our proven programming expertise will allow us to fully exploit the potential of this station and bring its market ratings up to the level of our other two stations. With three strong FMs and two AMs we will be able to offer advertisers diverse formats for smart audience targeting. We are extremely pleased with the performance of our two existing FMs, number one ranking WGNA and number three WPYX. This is a dynamic group of stations and we look forward to its contribution to the company."

      Albany is the fifty-seventh largest metro market. WYSR(FM) has a 70s oldies format. Number one ranking WGNA(FM) and its simulcast, WGNA-AM, have country formats. WPYX(FM) is the third highest ranking station and plays album-oriented rock. WTRY-AM plays 70s oldies.

      This transaction is subject to the approval of the Federal Communications Commission.